Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

COLUMBIA BANKING SYSTEM, INC.

and

INTERMOUNTAIN COMMUNITY BANCORP

Dated as of July 23, 2014

i

3.26	Community Reinvestment Act Compliance	37
3.27	Investment Securities	37
3.28	Related Party Transactions	38
3.29	Labor	38
3.30	No Additional Representations	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		39

4.1	Corporate Organization	40
4.2	Capitalization	40
4.3	Authority; No Violation	41
4.4	Consents and Approvals	42
4.5	Reports	42
4.6	Financial Statements	43
4.7	Broker’s Fees	44
4.8	Absence of Changes	44
4.9	Compliance with Applicable Law	44
4.10	Approvals	44
4.11	Parent Information	44
4.12	Legal Proceedings	45
4.13	Accounting and Internal Controls	45
4.14	Related Party Transactions	46
4.15	No Additional Representations	46

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		47

5.1	Conduct of Businesses Prior to the Effective Time	47
5.2	Company Forbearances	47
5.3	Parent Forbearances	51

ARTICLE VI ADDITIONAL AGREEMENTS		52

6.1	Regulatory Matters	52
6.2	Reasonable Best Efforts	54
6.3	Access to Information	54
6.4	Shareholder Approval	55
6.5	Nasdaq Listing	55
6.6	Employee Matters	56
6.7	Indemnification; Directors’ and Officers’ Insurance	58
6.8	Exemption from Liability Under Rule 16(b)-3	59
6.9	No Solicitation	59
6.10	Takeover Laws	62
6.11	Financial Statements and Other Current Information	62
6.12	Notification of Certain Matters	62
6.13	Parent’s Board of Directors	62
6.14	Company Trust Preferred Securities; FHLB Borrowings	63
6.15	Third-Party Agreements	63
6.16	TARP Purchase	64

ARTICLE VII CONDITIONS PRECEDENT		64

7.1	Conditions to Each Party’s Obligation to Effect the Merger	64
7.2	Conditions to Obligations of Parent	65
7.3	Conditions to Obligations of Company	66

ARTICLE VIII TERMINATION AND AMENDMENT		67

8.1	Termination	67
8.2	Effect of Termination	70
8.3	Fees and Expenses	70
8.4	Amendment	71
8.5	Extension; Waiver	71

ARTICLE IX GENERAL PROVISIONS		72

9.1	Closing	72
9.2	Non-survival of Representations, Warranties and Agreements	72
9.3	Notices	72
9.4	Interpretation	73
9.5	Counterparts	74
9.6	Entire Agreement	74
9.7	Governing Law; Jurisdiction	74
9.8	Waiver of Jury Trial	74
9.9	Publicity	75
9.10	Assignment; Third-Party Beneficiaries	75
9.11	Specific Performance	75
9.12	Disclosure Schedule	75

Exhibit A – Form of Principal Shareholder Voting and Support Agreements

Exhibit B-1 – Form of Voting Agreement

Exhibit B-2 – Form of Voting Agreement

Exhibit B-3 – Form of Non-Competition and Non-Solicitation Agreement

Exhibit C-1 – Form of Employment Agreement

Exhibit C-2 – Form of Amended Employment Agreement

Exhibit C-3 – Form of Amended Employment Agreement

Exhibit C-4 – Form of Amended Severance Agreement

INDEX OF DEFINED TERMS

Section

Adverse Change of Recommendation	8.1(c)
Aggregate Number of Shares	1.4(f)
Agreement	Preamble
Approvals	6.1(b)
Articles of Merger	1.2
Bank Merger	Recitals
Bank Merger Certificates	1.10
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Share	1.4(g)
Business Day	9.4
Cash Election	2.1(b)
Cash Election Shares	2.1(c)(i)
Certificate	1.4(g)
Closing	9.1
Closing Date	9.1
Closing Price Change Ratio	8.1(e)
Code	Preamble
Columbia Banking System, Inc.	Preamble
Columbia State Bank	Recitals
Company	Recitals
Company Acquisition Proposal	6.9(d)
Company Articles	3.1(b)
Company Board Recommendation	6.4
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)(i)
Company Common Stock	3.2(a)
Company Diluted Shares	1.4(f)
Company Disclosure Schedule	9.12(a)
Company Financial Statements	3.6(a)
Company Leased Properties	3.21
Company Licensed Intellectual Property	3.20(e)(iii)
Company Owned Intellectual Property	3.20(e)(iv)
Company Owned Properties	3.21
Company Real Property	3.21
Company Restricted Stock Award	1.5
Company SEC Reports	3.5(b)
Company Severance Plan	6.6(a)
Company Shareholder Approval	3.3(a)
Company Shareholder Meeting	6.4
Company Stock Option	1.6

Section

Company Stock Plans	1.5
Company Superior Proposal	6.9(d)
Company Termination Fee	8.3(b)(i)
Company Warrant	1.4(c)
Confidentiality Agreement	6.3(b)
Continuing Employee	6.6(a)
Controlled Group Liability	3.11(g)
Converted Cash Election Share	2.1(c)
Converted Stock Election Share	2.1(c)(i)
D&O Insurance	6.7(b)
Determination Date	8.1(e)
Determination Period	8.1(e)
Dissenting Shares	1.4(a)
Effective Time	1.2
Election Deadline	2.1(e)
Election Statement	2.1(a)
Employee Benefit Plan	3.11(a)
End Date	8.1(b)(ii)
Environmental Laws	3.17
ERISA	3.11(a)
ERISA Affiliate	3.11(f)
Exchange Act	3.5(b)
Exchange Agent	2.2
Exchange Agent Agreement	2.2
Exchange Fund	2.2
Exchanged Shares	2.3(a)
Excluded Shares	1.4(a)
FDIC	3.1(c)
Federal Reserve	3.4
Final Index Price	8.1(e)
Forfeited Company Restricted Stock Award	1.5
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
IBCA	1.4(a)
Idaho Acts	1.4(i)
Idaho Secretary	1.2
IETA	1.1
Indemnified Parties	6.7(a)
Index Change Ratio	8.1(e)
Initial Index Price	8.1(e)
Intellectual Property	3.20(e)(i)
Intermountain Community Bancorp	Preamble
IRS	3.18

v

Section

IT Assets	3.20(e)(ii)
Knowledge of the Company	9.4
Knowledge of Parent	9.4
Law	3.3(b)
Lease	3.21
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Loans	3.25(a)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger Consideration	1.4(a)
Merger(s)	Recitals
Mixed Election	2.1(b)
Mixed Election Shares	2.1(b)
Mortgage Vendors	3.25(j)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	3.4
Non-Election	2.1(b)
Non-Election Shares	2.1(b)
Non-Voting Common Stock	3.2(a)
Notice of Superior Proposal	6.9(c)(ii)(B)
Option Termination Date	1.6
Panhandle State Bank	Recitals
Parent	Preamble
Parent Articles	1.8
Parent Average Closing Price	1.4(f)
Parent Bylaws	1.8
Parent Capitalization Date	4.2
Parent Common Stock	4.2
Parent Preferred Stock	4.2
Parent SEC Reports	4.5(b)
Parent Stock Consideration	1.4(a)
Parent Stock Plans	4.2
Per Share Cash Amount	1.4(f)
Per Share Cash Consideration	1.4(a)
Per Share Consideration	1.4(f)
Per Share Exchange Ratio	1.4(f)
Per Share Mixed Consideration	1.4(a)
Per Share Stock Consideration	1.4(f)
Permitted Encumbrances	3.21
Person	9.4
Previously Disclosed	9.12(b)

Section

Pricing Differential	8.1(e)
Principal Shareholder Support Agreement(s)	Recitals
Proxy Statement	3.4
Record Date	2.1(a)
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.9(c)
Requisite Regulatory Approvals	7.2(d)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)(iii)
Series A	3.2(a)
Series B	3.2(a)
Stock Conversion Number	2.1(c)(i)
Stock Election	2.1(b)
Stock Election Shares	2.1(c)(i)
Statement of Merger	1.2
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Laws	3.10
TARP Purchase	1.4(d)(i)
TARP Warrant	1.4(d)(i)
Tax	3.18
Tax Return	3.18
Taxes	3.18
Trade Secrets	3.20(e)(i)
Treasury Department	1.4(d)(i)
Treasury Shares	1.4(b)
Voting Agreement	Recitals
Voting Common Stock	3.2(a)
Voting Debt	3.2(a)(iii)
Washington Secretary	1.2
WBCA	1.1(a)
Withdrawal Liability	3.11(f)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2014 (this “Agreement”), is by and between Columbia Banking System, Inc., a Washington corporation (“Parent”) and Intermountain Community Bancorp, an Idaho corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of the Company and Parent have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement.

B. On the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

C. As soon as reasonably practicable following the Merger, Panhandle State Bank, an Idaho state-chartered bank and wholly-owned subsidiary of the Company (“Panhandle State Bank”), will merge with and into Columbia State Bank, a Washington state-chartered bank and wholly-owned subsidiary of Parent (“Columbia State Bank”), with Columbia State Bank as the surviving bank (the “Bank Merger,” and together with the Merger, the “Mergers”).

D. The parties intend that the Mergers, taken together, shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

E. As an inducement for Parent to enter into this Agreement, Castle Creek Capital Partners, IV, L.P., Stadium Capital Partners, L.P. and Stadium Capital Qualified Partners, L.P. have simultaneously herewith entered into Voting and Support Agreements (the “Principal Shareholder Support Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A, with Parent.

F. As an inducement for Parent to enter into this Agreement, each of the members of the Company Board of Directors has simultaneously herewith entered into a Voting and Non-Competition Agreement or Voting and Non-Solicitation Agreement (collectively, the “Voting Agreement”) or a Non-Competition and Non-Solicitation Agreement, each dated as of the date hereof and substantially in the form attached hereto as Exhibit B-1, B-2 or B-3, respectively; and

G. As an inducement for Parent to enter into this Agreement, certain officers of the Company have simultaneously herewith entered into an employment agreement or amendment to such officer’s existing employment or severance agreement, each dated as of the date hereof and substantially in the form attached hereto as Exhibit C-1, C-2, C-3 or C-4, respectively.

H. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”) and the Idaho Entity Transactions Act (the “IETA”) at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its existence under the Laws of the State of Washington. As of the Effective Time, the separate corporate existence of the Company shall cease.

(b) Subject to the proviso in Section 8.4, Parent may at any time change the method of effecting the combination; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of the Company or (iii) impede or delay in any material respect consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will execute and cause articles of merger (“Articles of Merger”) to be filed with the Secretary of State of the State of Washington (“Washington Secretary”) as provided in Section 23B.11.050 of the WBCA and a statement of merger (“Statement of Merger”) relating to the Merger to be filed with the Secretary of State of the State of Idaho (“Idaho Secretary”) as provided in Section 30-18-205 of the IETA. The Merger shall become effective at such time as such certificates of merger have been filed, or at such other time as may be specified therein. The term “Effective Time” shall be the date and time when the Merger becomes effective in accordance therewith.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA and IETA.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Parent or the shareholders of either of the foregoing:

(a) Company Common Stock. Each share of Company Common Stock (other than, for the avoidance of doubt, the Forfeited Company Restricted Stock Awards) (i) excluding Treasury Shares (as defined below) and (ii) shares that are owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 30-1-1321 of the Idaho Business Corporation Act (the “IBCA”), to the extent required under Idaho Law (each a “Dissenting Share” and collectively “Dissenting Shares”, and together with any Treasury Shares, the “Excluded Shares”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.1: (i) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration, (ii) cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”), or (iii) a unit consisting of a fraction of a share of Parent Common Stock equal to the Per Share Exchange Ratio and cash equal to the Per Share Cash Amount (such unit, “Per Share Mixed Consideration”, and together with the Per Share Stock Consideration and the Per Share Cash Consideration, the “Merger Consideration”), without interest thereon. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(b) Cancellation of Excluded Shares. Any shares of Company Common Stock owned by the Company as treasury stock or owned, directly or indirectly, by Parent or the Company or any of their respective wholly-owned Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Treasury Shares”), and, subject to Section 1.4(i), any Dissenting Shares, shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c) Warrants. Pursuant to the Principal Shareholder Support Agreements, immediately prior to Closing, each warrant to purchase shares of Company Common Stock, issued by the Company on January 23, 2012 that is then outstanding and unexercised (each a “Company Warrant”) shall be exchanged for an amount of cash equal to the product of (a) the Per Share Consideration less the exercise price per share of Company Common Stock with respect to such Company Warrant and (b) the number of shares of Company Common Stock issuable upon the exercise of such Company Warrant. Upon such exchange and in accordance with the terms of the Principal Shareholder Support Agreements, each Company Warrant shall then be canceled and retired without any conversion thereof, and no other payment or distribution shall be made with respect thereto.

(d) TARP Warrants.

(i) Prior to Closing, Parent and the Company agree to reasonably cooperate to negotiate the purchase on terms reasonably satisfactory to Parent (the “TARP Purchase”) from the United States Department of the Treasury (the “Treasury Department”) of the warrant to purchase shares of Company Common Stock issued to the Treasury Department on December 19, 2008 (the “TARP Warrant”). If the TARP Purchase shall have occurred prior to Closing, on the Closing Date, the TARP Warrant shall be canceled, and no payment or distribution shall be made in consideration therefor.

(ii) If the TARP Purchase shall not have occurred prior to Closing, then on the Closing Date, the TARP Warrant shall, in accordance with the terms of the TARP Warrant, cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to purchase Parent Common Stock with such adjustments to the number of Parent Common Stock for which the warrant is exercisable and the exercise price in accordance with the terms of the TARP Warrant, and Parent will assume such warrant subject to its terms.

(e) Outstanding Parent Stock.

(i) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

(ii) Each share of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Preferred Stock and shall not be affected by the Merger.

(f) For purposes of this Agreement:

“Aggregate Number of Shares” means the product of (i) the Per Share Exchange Ratio, and (ii) the Company Diluted Shares.

“Company Diluted Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Restricted Stock Awards other than the Forfeited Company Restricted Stock Awards), excluding shares issuable upon exercise of the Company Warrants and the TARP Warrants, assuming delivery of cash in respect of the exercise price thereof.

“Parent Average Closing Price” means the daily closing volume weighted average price of Parent Common Stock on the Nasdaq Global Select Market (based on “regular way trading”) for the twenty (20) consecutive trading days starting on the twenty-fifth (25th) trading day before the Effective Time.

“Per Share Cash Amount” means $2.2930.

“Per Share Consideration” means the sum rounded to the nearest ten thousandth of the Per Share Cash Amount and the product of the Per Share Exchange Ratio and the Parent Average Closing Price.

“Per Share Exchange Ratio” means 0.6426.

“Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient rounded to the nearest ten thousandth of the Per Share Consideration divided by the Parent Average Closing Price.

(g) Effect of Conversion. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(h) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio.

(i) Dissenting Shares.

(i) No later than ten (10) days following the Closing, to the extent required under applicable Idaho Law, the Company or the Surviving Corporation shall provide each record holder of Company Common Stock who shall have properly asserted appraisal rights under Section 30-1-1321 of the IBCA with a written appraisal notice and form pursuant to Section 30-1-1322 of the IBCA.

(ii) Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the IBCA and the IETA (the “Idaho Acts”). If a holder of shares of Company Common Stock who demands appraisal of such shares of Company Common Stock under the Idaho Acts shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares of Company Common Stock, then, as of the occurrence of such withdrawal or loss, each such share of Company Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with Section 1.4, the Merger Consideration for such shares set forth in this Article I.

(iii) The Company shall comply in all respects with the provisions of the IBCA with respect to the Dissenting Shares. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the Idaho Acts, attempted withdrawals of such demands and any other instruments served pursuant to the Idaho Acts and received by the Company in connection therewith and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Idaho Acts. The Company shall not voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands without the prior written consent of Parent.

1.5 Company Restricted Stock Awards. Immediately prior to the Effective Time, (A) each award of restricted Company Common Stock granted under any Company Stock Plan (a “Company Restricted Stock Award”) that is then outstanding (other than any Forfeited Company Restricted Stock Awards) shall become fully vested and non-forfeitable and shall be converted into the right to receive and shall become exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.1, the Per Share Stock Consideration, the Per Share Cash Consideration or the Per Share Mixed Consideration (less applicable withholding and other taxes, if any) and (B) each Forfeited Company Restricted Stock Award shall be forfeited by the holder thereof and cancelled without any consideration or payment in respect thereof. The Company shall take all actions that may be reasonably necessary to effectuate the provisions of this Section 1.5, including, providing notice of vesting to the holders of Company Restricted Stock Awards (other than Forfeited Company Restricted Stock Awards) and obtaining consent from the holders of Forfeited Company Restricted Stock Awards, in each case to the extent required by the applicable Company Stock Plan and award agreement under which such Company Restricted Stock Awards were granted.

For purposes of this Agreement, “Company Stock Plans” means the Amended and Restated 2012 Stock Option and Equity Compensation Plan, the 1999 Director Stock Option Plan and the Second Amended and Restated 1999 Stock Option and Restricted Stock Plan, and “Forfeited Company Restricted Stock Award” means each award of restricted Company Common Stock set forth on Section 1.5(B) of the Company Disclosure Schedule.

1.6 Company Stock Options. The Company shall take all actions that may be reasonably necessary or that the Company reasonably considers appropriate to provide that (A) each holder of an option to purchase Company common stock granted under any Company Stock Plan (a “Company Stock Option”) (whether or not then vested or exercisable) shall be provided with written notice at least 60 days prior to the Option Termination Date pursuant to which all outstanding Company Stock Options held by such holder shall become fully vested and may be exercised by such holder beginning on the date of the notice through the Business Day immediately preceding the Closing (the “Option Termination Date”) in accordance with the terms and conditions of the applicable Company Stock Plan and award agreement under which such Company Stock Options were granted and (B) to the extent that any Company Stock Option is not so exercised prior to the Option Termination Date, such Company Stock Options shall be cancelled as of the Effective Time without any consideration or payment in respect thereof.

1.7 Company Board Action. Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any necessary resolutions to effectuate the provisions of Sections 1.5 and 1.6.

1.8 Articles of Incorporation and Bylaws. At the Effective Time, the Amended and Restated Articles of Incorporation of Parent, as amended (the “Parent Articles”), as then in effect, will be the Articles of Incorporation of the Surviving Corporation, and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), as then in effect, will be the By-Laws of the Surviving Corporation.

1.9 Parent Board of Directors and Officers. From and after the Effective Time, the Board of Directors of Parent shall consist of the persons serving on the Board of Directors of Parent immediately prior to the Effective Time, plus the member of the Board of Directors of the Company selected pursuant to Section 6.13. From and after the Effective Time, the officers of Parent shall be the officers of Parent immediately prior to the Effective Time and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.10 Bank Merger. On the Closing Date and immediately following the Effective Time, in accordance with the applicable Laws of Washington and the applicable Laws of Idaho, Panhandle State Bank will be merged with and into Columbia State Bank in the Bank Merger, with Columbia State Bank surviving the Bank Merger and continuing its existence under the Laws of the State of Washington, and the separate corporate existence of Panhandle State Bank ceasing as of the effective time of the Bank Merger. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election and Proration Procedures.

(a) Parent shall cause an election statement permitting each holder of Company Common Stock the ability to elect consideration pursuant to Section 2.1(b) and subject to 2.1(e) (the “Election Statement”) to be mailed with the Proxy Statement on the date of mailing of the Proxy Statement to each holder of record of Company Common Stock as of the record date for the Company Shareholder Meeting (the “Record Date”).

(b) Subject to allocation in accordance with this Section 2.1(b) and Section 2.1(c), each record holder of Company Common Stock (other than in respect of Excluded Shares) issued and outstanding immediately prior to the Election Deadline will be entitled (1) to elect to receive in respect of each share of Company Common Stock (other than Forfeited Company Restricted Stock Awards) (A) Per Share Cash Consideration (a “Cash Election”), (B) Per Share Stock Consideration (a “Stock Election”), or (C) Per Share Mixed Consideration (a “Mixed Election”, and shares of Company Common Stock with respect to which a Mixed Election is made, collectively, “Mixed Election Shares”) or (2) to indicate that such record holder has no preference as to the receipt of Per Share Cash Consideration, Per Share Stock Consideration or Per Share Mixed Consideration for each such share (a “Non-Election”). Shares of Company Common Stock with respect to which a Non-Election is made (including shares with respect of which such an election is deemed to have been made pursuant to this Section 2.1) (collectively, “Non-Election Shares”) will be deemed to be, in whole or in part, shares of Company Common Stock with respect to which a Mixed Election has been made. Notwithstanding anything to the contrary in this Agreement, each Mixed Election Share and each Non-Election Share shall be, as of the Effective Time, converted into the right to receive the Per Share Mixed Consideration.

(c) Notwithstanding anything to the contrary in this Agreement and in addition to the last sentence of Section 2.1(b), the rights of holders of Company Common Stock to make elections in respect of shares of Company Common Stock will be subject to the following principles of allocation:

(i) Number of Stock Elections Less Than the Stock Conversion Number. If after application of Section 2.1(b) with respect to Mixed Elections and Non-Elections the aggregate number of shares of Company Common Stock with respect to which Stock Elections are made (collectively, “Stock Election Shares”) is less than an amount equal to the quotient of (x)(I) the Aggregate Number of Shares less (II) the product of the Per Share Exchange Ratio and the aggregate number of Mixed Election Shares and Non-Election Shares, divided by (y) the Per Share Stock Consideration (the “Stock Conversion Number”), then:

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration;

(B) the Exchange Agent will allocate from among the shares of Company Common Stock with respect to which a Cash Election is made (collectively, “Cash Election Shares”), other than Cash Election Shares representing Dissenting Shares, pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number and the number of all Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(C) each Cash Election Share that is not a Converted Cash Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(ii) Number of Stock Elections Greater Than the Stock Conversion Number. If after application of Section 2.1(b) with respect to Mixed Elections and Non-Elections, the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration;

(B) the Exchange Agent will allocate from among the Stock Election Shares pro rata to the holders of such Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (each, a “Converted Stock Election Share”) so that the difference of (1) the number of Stock Election Shares minus (2) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; and

(C) each other Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(iii) Number of Stock Elections is Equal to the Stock Conversion Number. If after application of Section 2.1(b) with respect to Mixed Elections and Non-Elections, the aggregate number of Stock Election Shares is equal to the Stock Conversion Number, then:

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(B) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(d) Parent shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Record Date and the close of business on the business day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(e) To be effective, an Election Statement must be properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., New York City time, on the later of the date of the Company Shareholder Meeting and the date that the parties believe to be as near as practicable to five (5) Business Days prior to the anticipated Closing Date (or such other time and date as the

Company and Parent may mutually agree) (the “Election Deadline”). Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Upon any such revocation, unless a duly completed Election Statement is thereafter submitted prior to the Election Deadline and otherwise in accordance with this Section, such shares shall be deemed Non-Election Shares. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Dissenting Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement, and the Dissenting Shares shall be converted in accordance with Section 1.4(i).

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes consistent with the foregoing and as shall be determined in good faith by Parent and reasonably satisfactory to Company.

2.2 Delivery of Merger Consideration. At or prior to the Effective Time, Parent shall (a) deposit, or cause to be deposited, with an exchange agent, which Person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time, shares of Parent Common Stock issuable pursuant to Section 1.4(a), and an amount in cash to make the payments pursuant to Section 1.4(a), plus, (B) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (such amount in cash and Parent Common Stock, the “Exchange Fund”).

2.3 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (“Exchanged Shares”), along with, in each case, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Exchanged Shares will be entitled to receive promptly after such surrender in accordance with the Exchange Agent’s customary practice, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the Exchanged Shares represented by its Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Exchanged Shares that are not registered in the stock transfer records of the Company, the shares of Parent Common Stock and Cash Consideration plus any cash in lieu of fractional shares of Parent Common comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Exchanged Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent or the Surviving Corporation) shall be entitled to deduct and withhold from any cash otherwise payable pursuant to this Agreement to any holder of Exchanged Shares such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, as the case may be, and timely paid over to the appropriate Governmental Entity such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchanged Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Warrants that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Company Common Stock or Company Warrants that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Company Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the one (1) year anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such

Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

No representation or warranty of the Company contained in Article III (other than the representations and warranties in Sections 3.2, 3.8 and 3.11(d), which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached any representation or warranty, in each case for all purposes hereunder, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article III, would cause the representation or warranty not to be true in all material respects. Subject to the foregoing, except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Idaho. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

(b) Articles and Bylaws. True, complete and correct copies of the Articles of Incorporation of the Company (the “Company Articles”), and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company and made available to Parent. The Company Articles and Company Bylaws made available to Parent are in full force and effect.

(c) Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company (which, for the avoidance of doubt, includes any Subsidiaries of such Subsidiaries), the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (other than Intermountain Statutory Trust I and Intermountain Statutory Trust II), and a description of the business of each Subsidiary (or, in the case of a Subsidiary that the Company considers to be “inactive,” a statement to that effect and a description of the business previously conducted by such Subsidiary). Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions to the Company, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. As used in this Agreement, the term “Subsidiary” has the meaning ascribed to it in Section 2(d) of the BHC Act, except that when such term is used with respect to an entity that is not a bank holding company, the meaning shall nonetheless be deemed to apply to such entity. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened. True, complete and correct copies of the articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company as in full force and effect as of the date of this Agreement have been provided to Parent. Other than the Subsidiaries of the Company, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 41,000,000 shares of common stock, of which 30,000,000 shares are voting common stock (“Voting Common Stock”) and 10,000,000 shares are non-voting common stock (“Non-Voting Common Stock” and collectively with the Voting Common Stock, the “Company Common Stock”), and 1,000,000 shares are preferred stock, of which 27,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A”) and 864,600 shares of the Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (the “Series B”) have been authorized.

(i) As of July 22, 2014 (the “Company Capitalization Date”), (i) 2,861,214 shares of Voting Common Stock and 3,839,688 shares of Non-Voting Common Stock were issued and outstanding, (ii) zero shares of Series A and Series B were issued and outstanding, (iii) 170,000 shares of Company Common Stock were issuable upon exercise of the issued and outstanding Company Warrants and (iii) 65,323 shares of Company Common Stock were issuable upon exercise of the TARP Warrant.

(ii) As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance, except for in connection with awards under the Company Stock Plans to purchase no more than 211,381 shares of Company Common Stock, of which (i) 1,381 shares were reserved and available for issuance upon exercise of outstanding Company Stock Options, (ii) 210,000 shares were outstanding and potentially issuable upon the vesting or settlement of outstanding Company Restricted Stock Awards, and (iii) 17,392 shares of Company Common Stock were reserved and available for issuance pursuant to future awards under the Amended and Restated 2012 Stock Option and Equity Compensation Plan.

(iii) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of the Company or any of its Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (2) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Except for the Principal Shareholder Support Agreements and the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any of their respective officers or directors, is a party with respect to the voting of any Company Common Stock, Voting Debt or other equity securities of the Company. Except pursuant to this Agreement and the Company Warrants, TARP Warrants and Company Options, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock, Voting Debt of the Company or any other equity securities of the Company. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options, Company Restricted Stock Awards, Company Warrants and TARP Warrants outstanding as of the Company Capitalization Date, specifying on a holder-by-holder basis (A) the name of such holder, (B) the number of shares subject to each such award, or the number of Common Stock Options or warrants held by such holder, (C) as applicable, the grant date of each such award, (D) as applicable, the vesting schedule of each such award, and (E) the exercise price for each such Company Stock Option or warrant.

(b) Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date and listed in Section 3.2(a) of the

Company Disclosure Schedule, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of the Company, other than in connection with the exercise of Company Stock Options or Company Warrants or settlement of each in accordance with their terms that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. With respect to each grant of Company Stock Options, (1) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and (2) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. All Company Stock Options granted by the Company or any of its Subsidiaries have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance, and each Company Stock Option has a grant date identical to the date on which the Board of Directors of the Company or compensation committee of the Board of Directors of the Company actually awarded such option. From January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any Company Stock Plan.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of (i) two-thirds of all the votes entitled to be cast by holders of outstanding Voting Common Stock and Non-Voting Common Stock considered together and (ii) a majority of votes cast by each of the Voting Common Stock and Non-Voting Common Stock considered separately (the “Company Shareholder Approval”) no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, the Bank Merger or the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles, the Company Bylaws, or similar documents of the Company’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (a) any applicable filing with, the Nasdaq Stock Market (the “Nasdaq”), (b) the filing with the Securities and Exchange Commission (“SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included, and declaration of effectiveness of the Form S-4, (c) the filing of a notice and/or an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended, or regulations promulgated by the Federal Reserve thereunder, (d) filings of applications and notices to the Idaho Department of Finance in accordance with Section 26-2605 of the Idaho Banking Act and Section 16-1604 of the Idaho Interstate Branching Act and the Washington State Department of Financial Institutions pursuant to Sections 30.49.040, 30.49.125 and 30.04.405 of the Revised Code of Washington and approval of or non-objection to such applications, filings and notices, (e) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (f) the filing of the Washington Articles of Merger with the Washington Secretary, the Statement of Merger with the Idaho Secretary and the filings of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any foreign, federal or state banking or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”), are necessary in connection with the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (i) the Federal Reserve, (ii) the FDIC, (iii) the Idaho Department of Finance and any other state banking or other state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011 (“Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC and the Company and its Subsidiaries occurring since December 31, 2011 and prior to the date hereof. None of the Company’s Subsidiaries is required to file periodic reports with the SEC or any other Governmental Entity pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F or 13H).

(c) The Company is in compliance in all respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (the “Company Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BDO USA has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013 which have been Previously Disclosed, or (iii) in connection with this Agreement and the transactions contemplated hereby.

3.7 Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O’Neill + Partners, LP pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

3.8 Absence of Changes. Since June 30, 2014: (1) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses, and (2) no change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its Subsidiaries operate, (B) changes after the date hereof in Laws general applicability to companies of similar size in the banking industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the banking industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except that effects attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C), (D) and (G) shall not be excluded to the extent of any disproportionate impact they have on such party and its Subsidiaries, taken as a whole, as compared to other companies in the banking industry in which such party and its Subsidiaries operate; or (b) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2011 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. The Company and each of its Subsidiaries have complied with, and are not in default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received from a Governmental Entity since January 1, 2011, written notice of, any defaults or violations of any applicable Law relating to Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2012 has adopted any board resolutions at the request of, any Governmental Entity (each a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since January 1, 2012 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. The Company and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance with any such Regulatory Agreement.

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.10 State Takeover Laws. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b) With respect to each material Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, benefit schedules, formal or informal trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) all investment policy statements or guidelines, delegations and charters related to any Employee Benefit Plan; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Employee Benefit Plan, (v) the current summary plan description and any material modifications thereto, if any; (vi) the most recent annual financial report, if any; (vii) the most recent actuarial report, if any; and (viii) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for the most recent cycle applicable to such qualified plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), any such letter has not been revoked (nor has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied in all material respects, and are now in substantial compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. None of the Company or any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the financial statements set forth in the Company SEC Reports to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f) (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company or its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There does not exist, nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or its Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws or regulations.

(h) None of the Company and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits.

(i) Except as would not reasonably be expected to result in any liability to the Company or any of its Subsidiaries, there are no pending or threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, or to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Employee Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. No audit or other proceeding by a Governmental Entity is pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan.

(j) Each Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable by the Company or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (v) require the funding of any trust or other funding vehicle or (vi) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Corporation, to merge, amend or terminate any of the Employee Benefit Plans. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code. Except as set forth on Section 3.11(k) of the Company Disclosure Schedules, no Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(l) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Benefit Plans) is properly so characterized.

3.12 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of the Company has received the opinion of Sandler O’Neill + Partners, LP that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.14 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15 Legal Proceedings. There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of the Company, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against the Company or any of its Subsidiaries. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates).

3.16 Material Contracts.

(a) Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or filed or incorporated in any of its other Company SEC Reports filed since January 1, 2012 and prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the SEC, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains a non-compete or client or customer non-solicit requirement or any other provisions that materially restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its affiliates (or, upon consummation of the Merger, of Parent or any of its affiliates); (iii) that obligates the Company or any of its affiliates (or, upon consummation of the Merger, Parent or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis; (iv) that requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any Person on a priority or exclusive basis; (v) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries; (vii) that limits the payment of dividends by the Company or any of its Subsidiaries; (viii) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, except in each case that relate to merchant banking investments by the Company or its Subsidiaries in the ordinary course of business; (ix) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; (x) that provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (xi) that was not negotiated and entered into on an arm’s-length basis; (xii) that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification; (xiii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $75,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xiv) that grants to a Person any right in Company Owned Intellectual Property or grants to the Company or any of its Subsidiaries a license to Company Licensed Intellectual Property (excluding licenses to shrink-wrap or click-wrap software), in each case that involves the payment or more than $75,000 per annum or is material to the conduct of the businesses of the Company; (xv)

to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it); (xvi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby; (xvii) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets; or (xviii) that is otherwise not entered into in the ordinary course of business or that is material to the Company or any Subsidiary of the Company or their financial condition or results of operations. The Company has Previously Disclosed or made available to Parent prior to the date hereof true, correct and complete copies of each Material Contract.

(b) (i) Each Material Contract is a valid and legally binding agreement of the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) the Company and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, any counterparty or counterparties, is in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby.

3.17 Environmental Matters. (a) The Company and its Subsidiaries are in compliance, and have at all times in the past complied, with any federal, state or local Law, regulation, order, decree, permit, authorization, common Law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or, to the Knowledge of the Company, investigations of any kind, pending, or threatened, by any Person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to liability under any Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other

Governmental Entity, or any agreements, indemnities or settlements with any Person that impose any liabilities or obligations under, relating to or in respect of any Environmental Law; (d) to the Company’s Knowledge, there are, and have been, no releases of any hazardous substances, wastes or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against the Company or its Subsidiaries relating to any Environmental Law; and (e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements (in each case of the Company) that could reasonably be expected to give rise to obligations or liabilities under any Environmental Law. The Company has made available to Parent all asbestos surveys and reports, mold surveys and reports, lead surveys and reports, reports on environmental exposure, underground tank removal reports and Phase I (with respect to the Company’s and its Subsidiaries’ branch and headquarters property only) and Phase II environmental reports (environmental assessments) during the past five years with respect to any properties owned or leased by it.

3.18 Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Company. None of the Tax Returns or matters are currently under any audit, suit, proceeding, examination or assessment by the U.S. Internal Revenue Service (“IRS”) or the relevant state, local or foreign Tax authority and neither the Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No deficiencies have been asserted or assessments made against the Company or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made against the Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction. The Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code. No liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Neither the Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which the Company was the common parent, (B) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) other than Taxes of members of the consolidated group of which the Company is the common parent, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other Person with respect to Taxes other than Taxes of members of the consolidated group of which the Company is the common parent, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. None of the Company, any of its Subsidiaries, or any Person acting on their behalf has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign Law by reason of a change in accounting method, has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations. Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b). The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2010, 2011 and 2012. None of the Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Mergers are a part. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

3.19 Reorganization. The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Intellectual Property.

(a) Each of the Company and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Company Owned Intellectual Property, and (B) to the Knowledge of the Company, has valid and sufficient rights and licenses to all of the Company Licensed Intellectual Property. The Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) To the Knowledge of the Company, the operation of the Company and each of its Subsidiary’s respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that the Company or any of its Subsidiaries has infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of the Company, no third Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiary’s rights in the Company Owned Intellectual Property.

(c) The Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Company Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of the Company, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets since December 31, 2011.

(d) The Company’s and each of its Subsidiary’s respective IT Assets operate and perform substantially as required by the Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Company and each of its Subsidiaries is compliant with all applicable Laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Company Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted.

(iv) “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.21 Properties. The Company or one of its Subsidiaries (a) has good and insurable title to all the properties and assets owned by the Company or one of its Subsidiaries (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee or subleassee of all leasehold leased or subleased by the Company or one of its Subsidiaries (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or subleassee or, to the Knowledge of the Company, the lessor. None of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 3.21(a) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Properties. Section 3.21(b) of the Company Disclosure Schedule contains a complete and correct list of all Company Leased Properties and together with a list of all applicable leases or subleases and the name of the lessor or sublessor (each, a “Lease”).

(a) All buildings, structures, improvements and fixtures on the Company Real Property and the equipment located thereon are in good operating condition and repair, ordinary wear and tear excepted, and conform to all applicable Laws.

(b) The buildings, driveways and all other structures and improvements upon the Company Owned Properties are all within the boundary lines of such property or have the benefit of valid easements and there are no encroachments thereon that would affect the use thereof. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Company Owned Properties, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

(c) Each of the leases for the Company Leased Property is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or one of its Subsidiaries, the foregoing representation is based on the Knowledge of the Company.

(d) As to the Company and its Subsidiaries, none of the Company Real Property has been condemned or otherwise taken by any Governmental Entity and, to the Knowledge of the Company, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company or such Subsidiary.

(e) The Company has delivered to Parent true, accurate and complete copies of each of the following to the extent in the possession or control of the Company or its Subsidiaries and in any way related to any of the Company Real Property: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, and (v) licenses and permits.

3.22 Insurance. (a) The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) The Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. The Company has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2012, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

3.24 Derivatives. The Company does not have any swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions outstanding.

3.25 Loan Matters.

(a) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.

(b) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case with all applicable requirements of applicable Law.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

(d) The Company has Previously Disclosed to Parent all claims for repurchases by the Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by the Company and its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date hereof.

(e) Section 3.25(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of June 30, 2014 (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Entity (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Loan that as of June 30, 2014 had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date as to which (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due or (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and (iii) each asset of the Company or any of its Subsidiaries that as of June 30, 2014 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.25(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of June 30, 2014.

(f) Section 3.25(f) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g) Neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2011 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Since December 31, 2010, each of the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between the Company or any of its Subsidiaries and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i) Since January 1, 2009, no loan investor representing greater than 25% of the purchased volume for any calendar year has indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with Laws.

(j) Since December 31, 2010, the Company and its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers, collectively, the “Mortgage Vendors”) used by the Company or by any of its Subsidiaries has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(k) Since December 31, 2010, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.26 Community Reinvestment Act Compliance. The Company and each of its Subsidiaries that is an insured depositary institution is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and the Company has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in the Company or any such Subsidiary having its current rating lowered.

3.27 Investment Securities. Each of the Company and its Subsidiaries has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries. Such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

3.28 Related Party Transactions. Except for Loans set forth in Section 3.25(f) of the Company Disclosure Schedule, for ordinary course bank deposit, trust and asset management services on arms’ length terms, and “compensation” as defined in Item 402 of the SEC’s Regulation S-K, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Company Common Stock (or any of such Person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand.

3.29 Labor. Neither the Company nor any of its Subsidiaries is, nor at any time since January 1, 2012 was, a party to or bound by any labor or collective bargaining agreement and to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened (in writing) and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2012. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. The Company has made available to Parent prior to the date of this Agreement a copy of all written policies and procedures related to the Company’s and its Subsidiaries’ employees and a written description of all unwritten policies and procedures related to the Company’s and its Subsidiaries’ employees.

3.30 No Additional Representations.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its or their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent or any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article IV hereof, including any implied representation or warranty as to the accuracy of any information made available to the Company or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

No representation or warranty of Parent contained in Article IV (other than the representations and warranties in the third sentence of Section 4.1(a) and Sections 4.2, 4.3(b), 4.8, 4.9 and 4.12 which shall be true and correct in all respects with respect to them) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached any representation or warranty, in each case for all purposes hereunder, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article IV, would cause the representation or warranty not to be true in all material respects. Subject to the foregoing, except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2013 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly incorporated and validly existing under the Laws of the State of Washington. Columbia State Bank is a commercial bank duly formed and validly existing under the Laws of the State of Washington. Each of Parent and Columbia State Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act.

(b) True, complete and correct copies of the Parent Articles, and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to the Company. The Parent Articles and Parent Bylaws made available to the Company are in full force and effect.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 63,032,681 shares of common stock, with no par value per share (the “Parent Common Stock”), of which, as of July 22, 2014 (the “Parent Capitalization Date”), 52,651,886 were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), of which, as of the Parent Capitalization Date, 76,898 were designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and 8,782 were designated as Mandatorily Convertible Cumulative Participating Preferred Stock, Series B, none of which were issued or outstanding as of the Parent Capitalization Date. As of the Parent Capitalization Date, 82,964 shares of Parent Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options described in this Section 4.2, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any

other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of Columbia State Bank are owned by Parent, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except for shares of Columbia State Bank, which are assessable pursuant to Section 30.44.020 of the Revised Code of Washington) and free of preemptive rights. Columbia State Bank does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Columbia State Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Columbia State Bank.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by the Board of Directors of Parent, and the Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement, nor the consummation by Parent, as applicable, of the Merger, the Bank Merger or the other transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), for any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) any applicable filing with the Nasdaq, (b) the filing with the SEC of the Proxy Statement and the Form S-4 in which the Proxy Statement will be included, and declaration of effectiveness of the Form S-4, (c) the filing of a notice and/or an application with the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended, or regulations promulgated by the Federal Reserve thereunder, (d) filings of applications and notices to the Idaho Department of Finance in accordance with Section 26-2605 of the Idaho Banking Act and Section 16-1604 of the Idaho Interstate Branching Act and the Washington State Department of Financial Institutions pursuant to Sections 30.49.040, 30.49.125 and 30.04.405 of the Revised Code of Washington and approval of or non-objection to such applications, filings and notices, (e) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (f) the filing of the Washington Articles of Merger with the Washington Secretary, the Statement of Merger with the Idaho Secretary and the filings of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent of this Agreement.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any

Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that are unresolved as of the date hereof.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2011 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent SEC Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC or any other Governmental Entity pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

(c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

4.6 Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc.

4.8 Absence of Changes. Since June 30, 2014, no event or events has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Parent, no suspension or cancellation of any such licenses, franchise, permit or authorization is threatened in writing, except in each case where the failure to hold such license, franchise, permit or authorization, such fees or assessments or such suspensions or cancellations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has complied with, and are not in default or violation of any, applicable Law relating to Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.12 Legal Proceedings. There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.13 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2012, (A) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

4.14 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or executive officer of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Parent Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, that are required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and are not so disclosed.

4.15 No Additional Representations.

(a) Except for the representations and warranties made by Parent in this Article IV, Neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, Neither Parent nor other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy available to Parent or any of its representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, (i) the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents and (ii) each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld):

(a) (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except as required pursuant to the exercise or settlement of Company Stock Options or Company Restricted Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof, or as required under the terms of Company Warrants.

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than authorized dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c) Amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, knowingly violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, any contract that would be a Material Contract if it were in existence on the date hereof or other binding obligation that is material to the Company and its Subsidiaries, taken as a whole, (ii) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract governing the terms of the Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d) Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 5.2(q), which Section 5.2(q) will exclusively govern such sales of loans and loan participations hereunder), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity (other than purchases of loans and loan participations pursuant to Section 5.2(q), which Section 5.2(q) will exclusively govern such purchases of loans and loan participations hereunder), except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f) Amend the Company Articles or the Company Bylaws, or similar governing documents of any of its Subsidiaries.

(g) Except as required under applicable Law or the terms of any Employee Benefit Plan in effect as of the date hereof (i) increase in any manner the compensation, bonus or pension, welfare, severance or other benefits of any of the current or former directors, officers, employees or other service providers of the Company or its Subsidiaries, except for ordinary course merit-based increases in the base salary of employees (other than directors or executive officers of, or individuals who are party to an employment agreement or change of control agreement with, the Company or its Subsidiaries) consistent with past practice, (ii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or materially increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, other than de minimis amendments in the ordinary course of business consistent with past practice, (iii) grant any new equity award, (iv) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, other than in connection with termination of employment in the ordinary course of business consistent with past practice, (v) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation or any bonus or other incentive compensation, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (vii) terminate the employment or services of any officer or employee who is party to a change in control agreement other than for cause, (viii) enter into any collective bargaining or other agreement with a labor organization, (ix) forgive or issue any loans to any current or former officer, employee or director of the Company or its Subsidiaries or (x) hire any officer, employee or other service provider except in the ordinary course of business for non-executive officer positions for an annual base salary not in excess of $100,000.

(h) Notwithstanding anything herein to the contrary, take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(j) Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(k) (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities the Company may purchase investment securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(l) Enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which the Company or any of its Subsidiaries is or become a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate and that would not (i) impose any material restriction on the business of it or its Subsidiaries or (ii) create adverse precedent for claims that are reasonably likely to be material to it or its Subsidiaries.

(m) Other than as determined to be necessary or advisable by the Company in the good faith exercise of its discretion based on changes in market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(n) Except as required by applicable Law or by a Regulatory Agency, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, the Company’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o) Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(p) Invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements.

(q) (i) Except for Loans or commitments for Loans that have been approved by the Company prior to the date of this Agreement, make any Loan or Loan commitment to any Person which would, when aggregated with all outstanding Loans or Loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person exceed $1,500,000 or (ii) purchase or sell any loan or loan participation in excess of $1,500,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted to the Loan Committee of Panhandle State Bank, to the chief credit officer of Parent two (2) full Business Days prior to taking such action; provided, that, if Parent objects in writing to such loan or loan commitment or such purchase or sale within two (2) full Business Days after receiving such loan write up, the Company shall obtain the approval of a majority of the members of the Loan Committee of Panhandle State Bank prior to making such loan or loan commitment or such purchase or sale.

(r) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(s) Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $150,000 in the aggregate.

(t) Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2.

(u) Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(v) Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for Taxes, or file any material amended Tax Return.

(w) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall reasonably promptly prepare and shall use their commercially reasonable efforts to file with the SEC on or prior to August 22, 2014, and in any event as soon as reasonably practicable thereafter, the Form S-4, in which the Proxy Statement and a prospectus will be included. Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as soon as reasonably possible, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Entities. Parent shall use its commercially reasonable efforts to make all initial requisite regulatory filings on or before August 15, 2014 and in any event as soon as reasonably practicable thereafter (other than any notice to the Federal Reserve under its regulations, which will be filed in accordance with the timing contemplated by such regulations). The Company and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to the Company or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement, as applicable.

Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Material Adverse Effect on Parent (measured on a scale relative to the Company), a Material Adverse Effect on the Company or materially restrict or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(d) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law), (ii) all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) access to the necessary information (including the Company’s own good faith estimates as available and third-party reports, if any, commissioned by the Company at Parent’s request) in order to prepare a good faith estimate of the potential impact of Sections 280G and 4999 of the Code with respect to amounts potentially payable to senior executives of the Company in connection with the consummation of the transactions contemplated by this Agreement. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is reasonably relevant to the Company and its shareholders in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent, nor any of their Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, on an every other week basis, the Company shall provide Parent with a listing of all new and renewed loans and loan modifications, loan payoffs and loan purchases in the preceding two weeks.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties dated April 3, 2014 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.4 Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable after the Form S-4 is declared effective (but in no event later than forty-five (45) days after the Form S-4 is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the “Company Shareholder Meeting”) to consider and to obtain the Company Shareholder Approval. Subject to Section 6.9(b)-(c), the Board of Directors of the Company shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Company Board Recommendation”). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Shareholder Meeting whether or not (x) the Board of Directors of the Company shall have effected an Adverse Change of Recommendation or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Shareholder Meeting (A) if on the date on which the Company Shareholder Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, the Company shall adjourn the Company Shareholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Company Shareholder Approval, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with the Company, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Shareholder Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is two (2) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established the Record Date, the Company shall not change such record date or establish a different record date for the Company Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Articles or the Company Bylaws.

6.5 Nasdaq Listing. Prior to the Closing Date, Parent shall file with Nasdaq any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger.

6.6 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the fifteen (15) month anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each employee who is actively employed by the Company and its Subsidiaries on the Closing Date (each a “Continuing Employee”) while employed by Parent or any of its Subsidiaries following the Effective Time with: (i) base salary no less favorable than the base salary provided to such Continuing Employees immediately prior to the Effective Time; and (ii) employee benefits which, in the aggregate, are no less favorable than employee benefits provided by Parent to similarly situated employees of Parent; provided, however, that until such time as Parent shall cause Continuing Employees to participate in the benefit plans of Parent, a Continuing Employee’s continued participation in the Employee Benefit Plans shall be deemed to satisfy the foregoing provision of this sentence (it being understood that participation in Parent benefit plans may commence at different times with respect to each Employee Benefit Plan). Accordingly, the Company shall cooperate with Parent to ensure that from the Closing Date through the next open enrollment date for Parent’s group health, dental, vision and life insurance plans, the Continuing Employees shall continue to be covered by the Company’s group health, dental, vision and life insurance plans; provided, however, that the Company shall terminate, effective as of the Effective Time, its plans and programs with respect to long term care and health savings accounts.

Without limiting the generality of the foregoing, during the period commencing at the Effective Time and ending on the fifteen (15) month anniversary of the Effective Time, Parent shall, or shall cause the Surviving Company to, maintain without amendment the severance policy of Company and its Subsidiaries applicable to Continuing Employees as of the date hereof (the “Company Severance Plan”) and provide each Continuing Employee who is not party to an individual employment, severance or change of control agreement at the time of his or her termination of employment whose employment is terminated (other than under circumstances that constitute a termination for “cause”) with the severance payments and/or benefits, if any, to which the Continuing Employee would have been entitled under the Company Severance Plan immediately prior to the Effective Time, taking into account the Continuing Employee’s length of service with the Company and its Subsidiaries as provided in Section 6.6(b).

(b) Upon Continuing Employees’ enrollment in Parent’s employee benefit plans, such Continuing Employees will, consistent with the provisions of Section 6.6(a) above, become participants in all Parent’s employee benefit plans, practices, and policies on the same terms and conditions as similarly situated employees of Parent. Without limiting the generality of the foregoing, prior service credit for each of Continuing Employee’s service with the Company, except as expressly provided otherwise herein, shall be given by Parent with respect to all Parent’s retirement plans, employee benefit plans, practices, and policies to the extent that such crediting of service does not result in duplication of benefits, but not for accrual of benefits under any defined benefit. If any Continuing Employee becomes eligible to participate in any Parent employee benefit plan, practice, or policy that provides medical, hospitalization or dental benefits, Parent shall (A) use commercially reasonably best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Parent benefit plan to be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under the Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (B) recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees, deductible and out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under any Employee Benefit Plan on or prior to the Closing Date.

(c) From and after the Effective Time, subject to the requirements of applicable Law, Parent shall assume the written agreements of Continuing Employees, on the one hand, and the Company or its Subsidiaries, on the other hand, as set forth in Section 6.6(c) of the Company Disclosure Schedule.

(d) If requested in writing by Parent prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective immediately prior to the Effective Time, any Employee Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

(e) From and after the date hereof, prior to making any written or oral communications to officers or employees of the Company or any of its Subsidiaries pertaining to compensation, benefit or other employment-related matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(f) Without limiting the generality of Section 9.10, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, Parent Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, Parent Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute or create an employment or other agreement with any employee, independent contractor or other service provider.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the extent they are indemnified on the date hereof, to the fullest extent permitted under applicable Law; and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six (6) years following the Effective Time, the Surviving Corporation will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such six (6)-year period, an amount in excess of 150% of the aggregate annual premiums paid as of the date hereof by the Company for any such insurance; provided, further, that if the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 6.7, the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 150% of the current annual premium; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to the Surviving Corporation’s insurance carrier for the purpose of obtaining such D&O Insurance. Prior to the Effective Time and in lieu of the foregoing, the Company will use reasonable best efforts to purchase a six (6)-year prepaid “tail” policy for directors’ and officers’ liability insurance on the terms described in the prior sentence and fully pay for such policy prior to the Effective Time, at an aggregate cost up to, but not exceeding 150% of the current annual premium for such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent or the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of Parent or the Surviving Corporation under Section 6.7(a) unless and to the extent that Parent or the Surviving Corporation is actually and materially prejudiced as a consequence.

6.8 Exemption from Liability Under Rule 16(b)-3. Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 No Solicitation.

(a) The Company agrees that none of it or any of its Subsidiaries nor any of their respective officers, directors and employees will, and will cause its and its Subsidiaries’ officers, directors, agents, representatives, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Company Acquisition Proposal or otherwise facilitate any effort to attempt or make or implement a Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to, but not after, obtaining the Company Shareholder Approval the Company receives an unsolicited bona fide Company Acquisition Proposal and the Board of Directors of the Company concludes in good faith that such Company Acquisition Proposal constitutes, or is reasonably expected to result in, a Company Superior Proposal, then the Company and its Board of Directors may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (and based on the advice of outside legal counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement and which expressly permits the Company to comply with its obligations pursuant to this Section 6.9. Subject to the foregoing and Section 6.9(c) below, the Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal and will use its reasonable best efforts, subject to applicable Law, to (i) enforce any confidentiality or similar agreement relating to a Company Acquisition Proposal and (ii) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its affiliates) pursuant to any such confidentiality or similar agreement. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any

Company Acquisition Proposal, any discussions or negotiations are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Company Acquisition Proposal and the substance thereof (including the identity of the Person making such Company Acquisition Proposal), and will keep Parent promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Company Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that for the avoidance of doubt that no such communications to Parent shall be deemed an Adverse Change of Recommendation). The Company agrees that it shall contemporaneously provide to Parent any confidential or nonpublic information concerning the Company or any of its Subsidiaries that may be provided to any other Person in connection with any Company Acquisition Proposal which has not previously been provided to Parent.

(c) (i) None of the Board of Directors of the Company or any committee thereof shall: (A) except as expressly permitted by, and after compliance with, Section 6.9(c)(ii)(B) hereof, make any Adverse Change of Recommendation; or (B) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.9(b) entered into in compliance with Section 6.9(b) relating to any Company Acquisition Proposal made to the Company.

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, obtaining the Company Shareholder Approval, the Board of Directors of the Company may make an Adverse Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d) if the Company receives a Company Acquisition Proposal that is not withdrawn and the Board of Directors of the Company concludes in good faith that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided that:

(A) the Board of Directors of the Company concludes in good faith (and based on the advice of outside legal counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law;

(B) the Company provides Parent prior written notice at least five (5) Business Days prior to taking such action, which notice shall state that the Board of Directors of the Company has received a Company Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to effect an Adverse Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), as applicable, which notice shall specify the basis for such Adverse Change of Recommendation or termination, including the material terms of the Company Superior Proposal (a “Notice of Superior Proposal”) (it being understood for the avoidance of doubt that such Notice of Superior Proposal shall not be deemed an Adverse Change of Recommendation);

(C) during such five (5)-Business Day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an improved offer that is at least as favorable to the shareholders of the Company so that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal; and

(D) at the end of such five (5)-Business Day period (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Board of Directors of the Company, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice, continues to believe that such Company Acquisition Proposal constitutes a Company Superior Proposal.

(d) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement. As used in this Agreement, “Company Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 24.9% of the voting power in, or more than 24.9% of the fair market value of the business, assets or deposits of, the Company or any of its Subsidiaries or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by this Agreement and any sale of whole loans and securitizations in the ordinary course. As used in this Agreement, “Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, and after taking into account any amendment or modification to this Agreement agreed to by Parent; provided that for purposes of the definition of “Company Superior Proposal,” the references to “more than 24.9%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.”

6.10 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. If any Takeover Laws becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, the parties shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent, (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan, and (c) to the extent permitted by applicable Law, any reports provided to its Board of Directors or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries.

6.12 Notification of Certain Matters. The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to a failure of a condition in Article VII.

6.13 Parent’s Board of Directors. Prior to the Effective Time, Parent’s Nominating and Corporate Governance Committee shall recommend to Parent’s Board of Directors one Person from the Board of Directors of the Company to serve on the Board of Directors of Parent following the Effective Time. Such Person shall have been an active member of the Company’s Board of Directors as of June 30, 2014 through the Effective Time, with personal connections to the local civic and business community of the Company, and shall have qualified as an “independent” director of Parent under applicable Nasdaq rules and otherwise meet any qualifications under Parent’s Bylaws and applicable Laws. Upon approval of such Person by Parent’s Board of Directors, such director shall be invited to join the Boards of Directors of Parent and Columbia State Bank effective as of the Effective Time. Such director shall be entitled to compensation, indemnification and expense reimbursement in connection with his or her role as a director to the same extent as other directors on such Boards of Director of Parent and Columbia State Bank. Upon Closing or promptly thereafter, Columbia State Bank shall form an advisory board and invite members of the Company’s Board of Directors as shall be mutually agreed between Parent and the Company to join such advisory board on further terms and conditions to be determined by Columbia State Bank prior to Closing.

6.14 Company Trust Preferred Securities; FHLB Borrowings. The Company will cooperate with Parent to effect the redemption or repayment, as applicable, of the Company’s trust preferred securities of Intermountain Statutory Trust I and Intermountain Statutory Trust II, discharging the Company’s FHLB borrowings and repaying the term loan provided in the loan agreement with Nexbank SSE in the amount of $7,000,000, subject to and contingent upon the occurrence of the Closing, to the extent permitted by the terms of the governing indentures and/or applicable governing documentation and subject to and contingent upon regulatory approval.

6.15 Third-Party Agreements.

(a) The parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the parties’ timetable at or after the Effective Time. The Company shall cooperate with Parent in minimizing the extent to which any contracts to which the Company or any of its Subsidiaries are a party will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.2.

(b) Without limiting the generality of Section 6.15(a), the Company shall use commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:

(i) reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed to do so by Parent.

(c) Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

(d) The Company shall use its reasonable best efforts to obtain the consents to the termination of the Company’s obligations from the agreements set forth in Section 6.15(d) of the Company Disclosure Schedules.

6.16 TARP Purchase. Each of the Company and Parent shall use its reasonable best efforts to facilitate the TARP Purchase. The Company shall provide, and shall cause its Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Parent in connection with the TARP Purchase, including by entering into any agreement with the U.S. Treasury as may be necessary to effect the TARP Purchase and as Parent may reasonably request. Parent shall make all determinations with respect to the price proposed for the TARP Purchase. Prior to and at the Closing, each of the Company and Parent shall take such actions as may be reasonably required in connection with the TARP Purchase.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.1(a), 3.2(b), 3.3(a), 3.3(b), 3.7 and 3.10, which shall be true and correct in all material respects, and (iii) Section 3.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company has had or would reasonably be expected to result in a Material Adverse Effect on the Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP, will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d) Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the Federal Reserve, the FDIC, Idaho Department of Finance and the Washington State Department of Financial Institutions and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(e) Dissenting Shareholders. Holders of not more than 10% of the outstanding shares of Company Common Stock shall have duly exercised their dissenters’ rights under Section 30-1-1321 of the IBCA.

(f) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(g) Third Party Consents. The Company shall have obtained each of the consents listed in Schedule 7.2 of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 7.2 of the Company Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to the Parent.

7.3 Conditions to Obligations of Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent (other than the representations and warranties set forth in (i) Section 4.2(a), which shall be true and correct except to a de minimis extent (relative to Section 4.2(a) taken as a whole), (ii) Sections 4.1(a), 4.3(a), 4.3(b) and 4.7, which shall be true and correct in all material respects, and (iii) Section 4.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent has had or would reasonably be expected to result in a Material Adverse Effect on Parent; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

(a) Mutual Consent – by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

(b) Either Party – by either the Company or Parent;

(i) No Regulatory Approval – if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii) Delay – if the Merger shall not have been consummated on or before June 1, 2015 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be consummated by the End Date;

(iii) Breach – if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iv) No Company Shareholder Approval – if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Shareholder Approval at the Company Shareholder Meeting, or at any adjournment or postponement thereof;

(c) No Company Recommendation – by Parent, at any time prior to such time as the Company Shareholder Approval is obtained, in the event (A) the Company shall have breached in any material respect Section 6.9; (B) the Company or the Board of Directors of Company shall have submitted this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.9(c), or recommends to its shareholders a Company Acquisition Proposal other than the Merger (an “Adverse Change of Recommendation”); (C) at any time after the end of fifteen (15) Business Days following receipt of a Company Acquisition Proposal, the Board of Directors of the Company shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to recommend unequivocally against acceptance of such offer; or

(d) Company Superior Proposal – by the Company, prior to such time as the Company Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Company Superior Proposal; provided that (i) the Company is not in material breach of any of the terms of this Agreement, and (ii) the Company Termination Fee is paid to Parent in advance of or concurrently with such termination in accordance with Section 8.3(b).

(e) Parent Average Closing Price Decline – By Company, by written notice to Parent on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(i) The Parent Average Closing Price is less than $21.6184 (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

(ii) The number obtained by dividing the Parent Average Closing Price by $26.2041 (the “Closing Price Change Ratio”) is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price (the “Index Change Ratio”) and then (b) subtracting 0.175.

If Company elects to terminate pursuant to this Section 8.1(e) and provides such written notice to Parent, then within two (2) Business Days following Parent’s receipt of such notice, Parent may elect by written notice to Company to adjust the Merger Consideration by increasing the Per Share Cash Amount dollar for dollar by the Pricing Differential. If Parent makes such election to increase the Cash Consideration, no termination will occur pursuant to this Section 8.1(e) and this Agreement will remain in effect according to its terms (except as the Per Share Cash Amount has been increased).

For purposes of this Section 8.1(e), the following terms have the meanings indicated below:

“Determination Date” means the fifth (5th) Business Day immediately prior to the Effective Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) during the Determination Period.

“Initial Index Price” means $76.75, which is the twenty (20) day average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) ended on July 18, 2014.

“Pricing Differential” means the amount of the difference between (A) $13.8920 and (B) the Per Share Exchange Ratio multiplied by the Parent Average Closing Price.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(b), 8.2, 8.3, and 9.3 through 9.11 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the Company’s shareholders of the economic benefits of the Merger).

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Proxy Statement) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b).

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) (Company Superior Proposal) or Parent pursuant to Section 8.1(c) (No Company Recommendation), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $5,500,000 (the “Company Termination Fee”) by wire transfer to an account specified by Parent promptly, but in any event prior to or concurrently with a termination pursuant to Section 8.1(d) or no later than two (2) Business Days after the date of termination pursuant to Section 8.1(c).

(ii) In the event that any Person shall have made a Company Acquisition Proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and:

(1) thereafter this Agreement is terminated:

(a) by either party pursuant to Section 8.1(b)(ii) (Delay), or Section 8.1(b)(iv) (No Company Shareholder Approval); or

(b) by Parent pursuant to Section 8.1(b)(iii) (Breach); and

(2) within twelve (12) months after such termination of this Agreement, a Company Acquisition Proposal shall have been consummated or any definitive agreement with respect to a Company Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.9(d) except that the references to “more than 24.9%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer to an account specified by Parent prior to the earlier of the execution of a definitive agreement with respect to, or the consummation of, such Company Acquisition Proposal. In no event shall the Company be obligated to pay Parent the Company Termination Fee on more than one occasion.

(c) Liquidated Damages. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of termination of this Agreement under such applicable section. In the event that the Company fails to pay when due any amounts payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by such shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, at the offices of Sullivan & Cromwell LLP, counsel to Parent, on the first Business Day of the first calendar month that follows the month in which the last to be satisfied of the conditions set forth in Article VII is satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”). If, however, the last of the conditions set forth in Article VII to be satisfied or waived is so satisfied or waived after November 1, 2014 but on or prior to December 31, 2014, then the Closing shall take place on January 2, 2015 or such other date as the parties may mutually agree.

9.2 Non-survival of Representations, Warranties and Agreements. This Article IX and the agreements of the Company and Parent contained in Section 6.7 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements set forth in this Agreement shall not survive the consummation of the Merger.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402-4200

Attention: Melanie J. Dressel, President & Chief Executive Officer

Facsimile: (253) 272-2601

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Patrick S. Brown

Facsimile: (310) 712-8800

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Mark J. Menting

Facsimile: (212) 558-3588

(b)	if to the Company, to:

Intermountain Community Bancorp

414 Church Street

Sandpoint, Idaho 83864

Attention: Curt Hecker, Chief Executive Officer

Facsimile: (208) 265-3745

Email: curt.hecker@panhandlebank.com

with a copy (which shall not constitute notice) to:

Graham & Dunn, P.C.

2801 Alaskan Way, Suite 300

Seattle, WA 98112

Attention: Stephen M. Klein

Facsimile: (206) 340-9599

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the phrase “to the Knowledge of the Company” means the actual knowledge of any of the Company’s officers listed on Section 9.4 of the Company Disclosure Schedule, and the phrase “to the Knowledge of Parent” means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Parent. As used in this Agreement, “Person” or “Persons” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Entity or other entity of any kind or nature. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. As used in this Agreement, “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Washington or the State of Idaho are authorized or obligated to close. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington, without giving effect to its principles of conflicts of Laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement, and in respect of the transactions contemplated hereby, is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action, directly or indirectly, arising out of, or relating to, this Agreement or any documents referred to in this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at Law or equity.

9.12 Disclosure Schedule.

(a) Before entry into this Agreement, the Company delivered to Parent a schedule (a “Company Disclosure Schedule”) which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b) For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company in the applicable paragraph of the Company

Disclosure Schedule or any other paragraph of its Company Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Company Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Melanie J. Dressel

Name:	Melanie J. Dressel
Title:	President & Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP

By:	/s/ Curt Hecker

Name:	Curt Hecker
Title:	President & Chief Executive Officer